FOR IMMEDIATE RELEASE

Media	Investors
Racquel White	Dewey Steadman
Media@Labcorp.com	Investor@Labcorp.com

Labcorp to Speak at the Morgan Stanley 24th Annual Global Healthcare Conference

BURLINGTON, N.C., (Aug. 28, 2026) — Labcorp Holdings, Inc.(NYSE: LH), a global leader of innovative and comprehensive laboratory services, announced today that members of the executive management team will participate in a fireside chat at the Morgan Stanley 24th Annual Global Healthcare Conference on Tuesday, Sept. 15, at 11:30 a.m. ET.

A live audio webcast of the fireside chat will be available via the Labcorp Investor Relations website at ir.Labcorp.com and archived for 180 days following the event.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 71,000 employees serve clients in approximately 100 countries, provided support for more than 85% of the new drugs and therapeutic products approved by the FDA in 2025 and performed more than 750 million tests for patients around the world. Learn more at www.labcorp.com.